(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Voya Mutual Funds

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Voya Global Corporate Leaders® 100 Fund and Voya Global High Dividend Low Volatility Fund, two of the funds comprising Voya Mutual Funds.

/s/ KPMG LLP

Boston, Massachusetts

December 1, 2016